Exhibit 99.1

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

203.810.1000 / 203.810.1001 Fax

News Release
Contact:
Rachel Stern
FOR IMMEDIATE RELEASE	FactSet Research Systems Inc.
203.810.1000

FactSet Research Systems Reports Results for the Second Quarter of Fiscal 2010

Norwalk, Connecticut – March 16, 2010 – FactSet Research Systems Inc. (NYSE: FDS) (NASDAQ: FDS), a leading provider of integrated financial information and analytical applications to the global investment community, today announced its results for the second quarter of fiscal 2010.

For the quarter ended February 28, 2010, revenues were $157.3 million, up 0.5% compared to the prior year. Operating income for the second quarter increased to $54.5 million, an advance of 5% from $52.0 million in the same period of fiscal 2009. Net income rose to $36.1 million as compared to $34.6 million a year ago. Diluted earnings per share increased to $0.75, up 6% from $0.71 in the same period of fiscal 2009.

Consolidated Statements of Income

(Condensed and Unaudited)

	Three Months Ended February 28,			Six Months Ended February 28,
(In thousands, except per share data)	2010	2009	Change	2010	2009	Change
Revenues	$157,281	$156,542	0.5%	$312,524	$312,174	0.1%
Operating income	54,473	52,036	4.7%	108,520	103,365	5.0%
Other income	151	197	(23.4)%	389	815	(52.3)%
Provision for income taxes	18,505	17,678	4.7%	36,647	34,041	7.7%
Net income	$36,119	$34,555	4.5%	$72,262	$70,139	3.0%
Diluted earnings per share	$0.75	$0.71	5.6%	$1.48	$1.44	2.8%
Diluted weighted average shares	48,066	48,500		48,704	48,768

“Although the market is still stabilizing, we believe we are beginning to see some benefits from our efforts and investments during the downturn, with acceptance of our new workstation and the highest quarterly user growth in two years,” said Phil Hadley, Chairman and CEO. “We are excited about the opportunities as our clients begin to regain strength.”

Annual Subscription Value (“ASV”)

ASV increased $14 million during the second quarter. Excluding the impact of foreign currency, ASV advanced $15 million organically during the quarter. ASV was $635 million at February 28, 2010. Of this total, 82% is derived from buy-side clients and the remainder is from the sell-side firms who perform M&A advisory work and equity research. ASV at any given point in time represents the forward-looking revenues for the next 12 months from all annual subscription services currently being supplied to clients in addition to the trailing 12 months of non-subscription revenues derived from workstations sold to summer interns, introducing brokerage services, M&A related publications and the Partner software product.

Financial Highlights

•	ASV from FactSet’s U.S. operations was $430.3 million and $204.3 million related to international operations.

•	U.S. revenues were $106.8 million, up $0.1 million from the year ago quarter.

•	Non-U.S. revenues rose 1.3% to $50.5 million.

•	Operating margins expanded 140 basis points to 34.6%.

•	Quarterly free cash flow rose 46% to $42.6 million.

•	Free cash flow generated over the last 12 months was $185 million, up 37%.

•	The effective tax rate for the quarter was 33.9%.

•	Cash and investments in marketable securities were $205 million at February 28, 2010.

•	Accounts receivable decreased $13.4 million or 16% over the last 12 months.

Operational Highlights

•	Professionals using FactSet increased to 38,800, up 1,400 users.

•	Client count was 2,052 at February 28, a net increase of 8 clients during the quarter.

•	Annual client retention rate was greater than 95% of ASV and 88% of clients.

•	Portfolio Analytics (“PA”) 2.0 was deployed by 655 clients representing 5,794 users. During the past three months the number of PA users increased by 124, while the number of PA clients rose by 8.

•	Employee count at February 28, 2010 was 3,422, up 150 employees during the quarter, driven by the expansion of FactSet’s offshore proprietary content operations.

•	Capital expenditures were $2.0 million, net of landlord contributions for construction of $0.3 million.

•

The Company repurchased 844,057 shares for $55 million during the second quarter. At February 28, 2010, $95 million remains authorized for future repurchases and common shares outstanding were 46.6 million.

•	FactSet was named one of Fortune’s “100 Best Companies to Work For.”

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of March 16, 2010. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Third Quarter Fiscal 2010 Expectations

•	Revenues are expected to range between $157 million and $161 million.

•	EPS should range between $0.75 and $0.77. Both ends of this range include a $0.01 reduction to reflect the lapse of the U.S. Federal R&D tax credit effective December 31, 2009.

Full Year Fiscal 2010

•	The 2010 guidance for capital expenditures, net of landlord contributions, is between $20 million and $26 million.

Conference Call

The Company will host a conference call today, March 16, 2010 at 11:00 a.m. (EDT) to review the second quarter fiscal 2010 earnings release. To listen, please visit the investor relations section of the Company’s website at www.factset.com.

Forward looking statements

This news release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like “expected,” “anticipates,” “plans,” “intends,” “projects,” “should,” “indicates,” “continues,” “subscriptions” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the current status of the global economy; the ability to integrate newly acquired companies and businesses; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company’s leading technological position; the impact of global market trends on the Company’s revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the continued performance of Thomson Reuters under our Transition Services Agreement with them; the retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

About Non-GAAP Free Cash Flow

The presentation of free cash flow is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. Included in the just completed second quarter was $44.9 million of net cash provided by operations and $2.3 million of capital expenditures. Non-GAAP free cash flow is not intended as an alternative measure of cash flows provided by operating activities, as determined in accordance with GAAP in the U.S. FactSet uses this financial measure, both in presenting its results to shareholders and the investment community, and in the Company’s internal evaluation and management of the businesses. Management believes that this financial measure and the information FactSet provides are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. FactSet believes this measure is also useful to investors because it is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet

FactSet Research Systems Inc. combines integrated financial information, analytical applications, and client service to enhance the workflow and productivity of the global investment community. The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations along with its affiliates from more than twenty-three locations worldwide, including Boston, New York, Chicago, San Mateo, London, Amsterdam, Frankfurt, Paris, Milan, Tokyo, Hong Kong, Mumbai and Sydney.

FactSet Research Systems Inc.

Consolidated Statements of Income - Unaudited

	Three Months Ended February 28,		Six Months Ended February 28,
(In thousands, except per share data)	2010	2009	2010	2009
Revenues	$157,281	$156,542	$312,524	$312,174
Operating expenses
Cost of services	50,870	52,537	101,277	105,870
Selling, general and administrative	51,938	51,969	102,727	102,939

Total operating expenses	102,808	104,506	204,004	208,809
Operating income	54,473	52,036	108,520	103,365
Other income	151	197	389	815

Income before income taxes	54,624	52,233	108,909	104,180
Provision for income taxes	18,505	17,678	36,647	34,041

Net income	$36,119	$34,555	$72,262	$70,139

Diluted earnings per common share	$0.75	$0.71	$1.48	$1.44
Weighted average common shares (Diluted)	48,066	48,500	48,704	48,768

FactSet Research Systems Inc.

Consolidated Statements of Financial Condition - Unaudited

(In thousands)	February 28, 2010	August 31, 2009
ASSETS
Cash and cash equivalents	$204,595	$216,320
Accounts receivable, net of reserves	68,193	62,854
Prepaid FactSet Fundamentals database updates	—	1,787
Prepaid taxes	9,481	7,415
Deferred taxes	4,381	4,319
Other current assets	6,649	6,715

Total current assets	293,299	299,410
Property, equipment, and leasehold improvements, net	82,463	88,379
Goodwill	176,769	181,355
Intangible assets, net	40,073	46,350
Deferred taxes	15,045	12,295
Other assets	5,778	5,348

Total assets	$613,427	$633,137

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$23,472	$25,121
Accrued compensation	26,499	41,889
Deferred fees	19,769	23,005
Dividends payable	9,329	9,348

Total current liabilities	79,069	99,363
Deferred taxes	3,117	3,794
Taxes payable	7,095	6,437
Deferred rent and other non-current liabilities	22,484	22,714

Total liabilities	$111,765	$132,308
Stockholders’ Equity
Common stock	$596	$581
Additional paid-in capital	313,135	248,840
Treasury stock, at cost	(522,100)	(414,995)
Retained earnings	730,136	676,626
Accumulated other comprehensive loss	(20,105)	(10,223)

Total stockholders’ equity	501,662	500,829

Total liabilities and stockholders’ equity	$613,427	$633,137

FactSet Research Systems Inc.

Consolidated Statements of Cash Flows - Unaudited

	Six Months Ended February 28,
(In thousands)	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$72,262	$70,139
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	18,211	17,001
Stock-based compensation expense	6,097	7,660
Deferred income taxes	(3,429)	(3,477)
Gain on sale of assets	(117)	(111)
Tax benefits from share-based payment arrangements	(18,847)	(1,487)
Changes in assets and liabilities
Accounts receivable, net of reserves	(5,339)	(6,764)
Accounts payable and accrued expenses	(1,428)	1,069
Accrued compensation	(15,087)	(13,271)
Deferred fees	(3,236)	972
Taxes payable, net of prepaid taxes	18,762	3,980
Prepaid fundamentals database updates	2,750	2,750
Landlord contributions	483	687
Other working capital accounts, net	(949)	(3,729)

Net cash provided by operating activities	70,133	75,419
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of investments	—	25,260
Purchases of property, equipment and leasehold improvements	(9,051)	(15,780)

Net cash (used in) provided by investing activities	(9,051)	9,480
CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(18,642)	(17,013)
Repurchase of common stock	(107,107)	(59,523)
Proceeds from employee stock plans	38,311	8,401
Tax benefits from share-based payment arrangements	18,847	1,487

Net cash used in financing activities	(68,591)	(66,648)
Effect of exchange rate changes on cash and cash equivalents	(4,216)	(3,929)

Net (decrease) increase in cash and cash equivalents	(11,725)	14,322
Cash and cash equivalents at beginning of period	216,320	117,986

Cash and cash equivalents at end of period	$204,595	$132,308